Exhibit 21



                           PUBLIX SUPER MARKETS, INC.

                         Subsidiaries of the Registrant



Publix Alabama, LLC (filed in Alabama)

PublixDirect, LLC (filed in Florida)

Publix Asset Management Company (filed in Florida)

Publix Tennessee, LLC (filed in Florida)

Real Sub, LLC (filed in Florida)

Lone Palm Golf Club, LLC (filed in Florida)

PTO, LLC (filed in Florida)

Crispers, LLC (filed in Florida)